EXHIBIT 10-G

                         AMENDED AND RESTATED
              SUPPLEMENTAL RETIREMENT BENEFITS AGREEMENT


       This Agreement is made and entered into as of the 16th day of March, 1995, by and among Robert G. Watson,
Jr. (the "Employee"), The American National Bank of
Vincennes, a national banking association with its principal office in Vincennes, Indiana (the "Bank"), and AMBANC Corp. (the "Company"), an Indiana corporation that owns all of the outstanding capital stock of the Bank. (The Company and the Bank are collectively referred to herein as the "Employer").

       WHEREAS, the Employer, in recognition of the invaluable contribution of the Employee's services to its success, and in recognition of the Employee's considerable and unique knowledge and experience relating to its business, affairs and operations, desires and believes it to be in its best interest and the best interest of its shareholders to secure the continuation of the Employee's services as an employee of the Employer; and

       WHEREAS, to induce the Employee to continue to serve as an employee of the Employer, the Employer desires to provide the Employee additional compensation in the event of the termination of his employment with both the Company and the Bank.

       NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the Employee and the Employer hereby enter into this Agreement and agree to be bound by its terms and conditions.

                               ARTICLE I
                              Definitions

     Section 1.01.    Account Balance.  "Account Balance"
means the Employee's account balance under the AMBANC
Corp. Retirement and Savings Plan as amended (the
"401(k) Plan") that is derived from Employer contributions including matching contributions and including any adjustments the 401(k) Plan administrator deems necessary to account for any early withdrawals by the Employee from such Employer contributions.

     Section 1.02.    Beneficiary.  "Beneficiary" means the
person(s) designated in writing by the Employee to the
Employer to receive any Supplemental Retirement
Benefits that may be payable hereunder after the
Employee's death.
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     Section 1.03.    Commencement Date.  "Commencement
Date" means the date on which the payment of Supplemental Retirement Benefits to the Employee begins and shall be the first day of the month following the Termination Date.

     Section 1.04.    Termination.  "Termination" means
termination of the Employee's employment for any reason
(including discharge, resignation, retirement, disability or death) with both the Company and the Bank
(or termination of employment with the last of the two if termination of the Employee's employment with the Company and the Bank does not occur simultaneously).

     Section 1.05.    Termination Date.  "Termination Date"
means the date and time at which the Employee's employment with both the Company and the Bank terminates (or the date and time at which the Employee's employment with the last of the two terminates if termination of the Employee's employment with both the Company and the Bank does not occur simultaneously) by reason of a Termination.

                              ARTICLE II
                   Supplemental Retirement Benefits

     Section 2.01.    Fifteen Year Certain Annuity.  Upon a
Termination the Employee shall be entitled to receive from the Employer a monthly annuity payment (the
"Annuity Payment") in an amount determined in accordance with Sections 2.02 and 2.03 hereof payable to the Employee during his lifetime, but in any event payable for a period of not less than one hundred eighty (180) months (the "Fifteen Year Certain
Annuity"). Payment of such monthly Annuity Payments to the Employee shall begin on the Commencement Date and shall be payable on the first day of each month thereafter during the Employee's lifetime and, if the Employee dies prior to receiving one hundred eighty
(180) Annuity Payments, shall continue to be paid after the Employee's death as provided in Section 2.04 below until an aggregate total of one hundred eighty (180) such monthly Annuity Payments have been paid to the Employee and the Beneficiary (or other successor to whom such Annuity Payments are made after the Employee's death).

     Section 2.02.    Amount of Annuity Payments.  Subject
to adjustment pursuant to Section 2.03 (if applicable), the amount of each Annuity Payment payable to the Employee pursuant to Section 2.01 hereof shall be determined as follows:

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     (a)     If the Termination Date occurs after March
             31, 2000, the amount of each Annuity Payment shall be Seven Thousand Two Hundred Dollars
             ($7,200).

     (b)     If the Termination Date occurs prior to
             April 1, 2000, the amount of each Annuity
             Payment shall be (i) One Thousand Nine
             Hundred Forty-eight Dollars and Eighty Cents
             ($1,948.80), plus (ii) the product obtained by multiplying Eighty-seven Dollars and
             Fifty-two Cents ($87.52) times the number of full calendar months from March 31, 1995 to the Termination Date (excluding the month in which the Termination Date occurs, and not exceeding 60 months in any event).

     Section 2.03.    Adjustment Based on Retirement and
Savings Plan. The Employee is a participant in the 401(k) Plan. Dependent upon the balance of the Employer's contributions to the Account Balance under the 401(k) Plan as of the Termination Date, an adjustment shall be made to the amount of each Annuity
Payment as follows:

     (a)     If the Termination Date occurs after June
             30, 1999 and the Account Balance as of
             December 31, 1999 is less than $235,000, the Annuity Payment will be increased by $10 for each $1,000 that $235,000 exceeds the Account Balance. If the Account Balance exceeds $235,000, the Annuity Payment will be decreased by $10 for each $1,000 that the Account Balance exceeds $235,000.

     (b)     If the Termination Date occurs after June
             30, 1998 and before July 1, 1999 and the
             Account Balance as of December 31, 1998 is less than $205,000, the Annuity Payment will be increased by $9.10 for each $1,000 that $205,000 exceeds the Account Balance. If the Account Balance exceeds $205,000, the Annuity Payment will be decreased by $9.10 for each $1,000 that the Account Balance exceeds $205,000.

     (c)     If the Termination Date occurs after June
             30, 1997 and before July 1, 1998 and the
             Account Balance as of December 31, 1997 is
             less than $177,000, the Annuity Payment will
             be increased by $8.40 for each $1,000 that
             $177,000 exceeds the Account Balance.  If
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             the Account Balance exceeds $177,000, the
             Annuity Payment will be decreased by $8.40 for each $1,000 that the Account Balance exceeds $177,000.

     (d)     If the Termination Date occurs after June
             30, 1996 and before July 1, 1997 and the
             Account Balance as of December 31, 1996 is less than $151,000, the Annuity Payment will be increased by $7.80 for each $1,000 that $151,000 exceeds the Account Balance. If the Account Balance exceeds $151,000, the Annuity Payment will be decreased by $7.80 for each $1,000 that the Account Balance exceeds $151,000.

     (e)     If the Termination Date occurs after June
             30, 1995 and before July 1, 1996 and the
             Account Balance as of December 31, 1995 is less than $127,000, the Annuity Payment will be increased by $7.10 for each $1,000 that $127,000 exceeds the Account Balance. If the Account Balance exceeds $127,000, the Annuity Payment will be decreased by $7.10 for each $1,000 that the Account Balance exceeds $127,000.

     Section 2.04.    Payments After Employee's Death.  If
the Employee dies at any time after the effective date of this Agreement, the Employer shall make any and all payments to which the Employee would have been entitled if not for the Employee's death to the Employee's
Beneficiary. Absent a valid beneficiary designation, the Employer shall pay such sums to the Employee's surviving spouse or, in the absence of a surviving spouse, to the Employee's estate.

                              ARTICLE III
                             Miscellaneous

     Section 3.01.    Succession.  This Agreement shall
inure to the benefit of and be binding upon and may be enforced by the Employer, its legal representatives, successors and assigns, including without limitation, any corporation which may acquire all or substantially all of the Employer's assets and business or into which the Employer may be consolidated or merged, and shall be binding on the Employee and inure to the benefit of and may be enforced by the Employee, his legal representatives, heirs, executors, and administrators.

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     Section 3.02.    Legal Expenses.  In the event that
the Employee or his successors institute any legal action to enforce their rights under, or to recover damages for breach of, this Agreement, the Employee or his successors, if the prevailing party, shall be entitled to recover from the Employer actual expenses
(including attorneys' fees) incurred in connection with such legal action.

     Section 3.03.    Titles.  The titles of sections
hereof are intended solely for convenience, and no provision hereof is to be construed by reference to any such title.

     Section 3.04.    Amendment or Modification.  No
provision hereof may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Employee and the Employer.

     Section 3.05.    Severability.  In the event that any
provision or portion hereof is determined to be invalid or unenforceable for any reason, the remaining provisions and portions hereof shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law; provided, however, that if the remaining provisions and portions hereof are so essentially and inseparably connected, and so depended upon, the provision or portion declared invalid that they are incomplete and incapable of being given effect without such provision or portion, then this entire Agreement shall be deemed to be invalid and unenforceable.

     Section 3.06.    No Employee Interest or Trust.
Neither anything contained herein nor any action taken pursuant to the provisions hereof shall create or be construed to create an interest of the Employee in any insurance or annuity policy purchased and owned by the Employer for the purposes of paying the retirement benefits payable hereunder, and neither anything contained herein nor any such action shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Employee, his beneficiary or any other person. Any funds that may be set aside or invested by the Employer for the purpose of paying the Supplemental Retirement Benefits payable hereunder shall continue for all purposes to be a part of the general funds of the Employer, and no person other than the Employer shall, by virtue of the provisions hereof, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall
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be no greater than the right of any unsecured general
creditor of the Employer.

     Section 3.07.    Other Benefits.  Nothing contained
herein shall be deemed to exclude the Employee from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit to which he might otherwise be or become entitled as an employee of the Employer.

     Section 3.08.    Governing Law.  This Agreement
contains the entire understanding between the parties with respect to the subject matter hereof, and shall be governed by the laws of the State of Indiana.

                               ARTICLE V
                            Effective Date

     This Agreement is effective as of March 16, 1995.
This Agreement amends and completely restates the Supplemental Retirement Benefits Agreement, which became effective on June 20, 1989.

     IN WITNESS WHEREOF, the Company, the Bank and the
Employee have executed this Agreement as of the date and year first above written.

                                    COMPANY:

                                    AMBANC CORP.


                                    By: /s/ Howard R. Wright


                                    BANK:

                                    THE AMERICAN NATIONAL BANK
                                    OF VINCENNES


                                    By: /s/ Howard R. Wright


                                    EMPLOYEE:


                                     /s/ Robert G. Watson, Jr.
                                    Robert G. Watson, Jr.